Exhibit 5.1

CONYERS DILL & PEARMAN LLP SIX, 2nd Floor, Cricket Square PO Box 2681, Grand Cayman KY1-1111 Cayman Islands T +1 345 945 3901 conyers.com

14 July 2021

711632.19567609
1-345-814-7786
cora.miller@conyers.com

Color Star Technology Co., Ltd.

800 3rd Ave, Suite 2800

New York, NY

10022

Dear Sir/ Madam,

Re: Color Star Technology Co., Ltd. (the “Company”)

We have acted as special Cayman Islands legal counsel to the Company in connection with a registration statement on Form S-8 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) to be filed by the Company with the United States Securities and Exchange Commission (the “Commission”) relating to the registration of an aggregate of to 8,500,000 ordinary shares, par value US$0.001 per share (the “Shares”) to be issued pursuant to the Company’s Equity Incentive Plan dated as of April 23, 2021 (the “Plan”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

1.	DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined and relied upon a copy of the following documents:

1.1.	the Registration Statement; and

1.2.	the Plan;

The documents listed in items 1.1 through 1.2 above are herein sometimes collectively referred to as the “Documents” (which terms do not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

Conyers Dill & Pearman LLP has been registered, and operating, as a Cayman Islands limited liability partnership since 1 June 2021 following the conversion of the Cayman Islands firm of Conyers Dill & Pearman to a limited liability partnership on that date.

We have also reviewed:

1.3.	a copy of the Certificate of Incorporation dated 28 June 2018, the Certificate of Incorporation on Change of Name dated 12 July 2019, the Certificate of Incorporation on Change of Name dated 1 May 2020, the Amended and Restated Memorandum and Articles of Association of the Company approved by special resolution passed on 27 April 2020, the register of directors and officers of the Company dated 14 July 2021, the register of members of the Company dated 14 July 2021, each certified by the Secretary of the Company on 14 July 2021 (collectively, the “Constitutional Documents”);

1.4.	a copy of unanimous written resolution of the directors of the Company dated April 23, 2021 and July 15, 2021 and minutes of the annual general meeting of the shareholders of the Company held on 3 June 2021 and dated June 3, 2021 (collectively, the “Resolutions”);

1.5.	a copy of a Certificate of Good Standing (the “Good Standing Certificate”) issued by the Registrar of Companies in relation to the Company on 14 July 2021 (the “Certificate Date”);

1.6.	a copy of a certificate of incumbency of the Company issued by Campbells Corporate Services Limited dated 14 July 2021 (the “Incumbency Certificate” and together with the Constitutional Documents, the Good Standing Certificate and the Resolutions, the “Corporate Documents”);

1.7.	the results of our electronic searches against the Company at the Registrar of Companies conducted on 12 July 2021 and the electronic Register of Writs and other Originating Process of the Grand Court of the Cayman Islands conducted on 12 July 2021, each as updated on 14 July 2021; and

1.8.	such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

2.	ASSUMPTIONS

We have assumed:

2.1.	the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;

2.2.	that where a document has been examined by us in draft form, it will be or has been executed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

2.3.	the accuracy and completeness of all factual representations made in the Documents and other documents reviewed by us;

2.4.	that the Resolutions were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended;

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2.5.	that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein;

2.6.	that the Company will issue the Shares in furtherance of its objects as set out in its Constitutional Documents;

2.7.	that the Constitutional Documents will not be amended in any manner that would affect the opinions set forth herein;

2.8.	that, upon the issue of any Shares to be sold by the Company, the Company will receive consideration for the full issue price thereof which shall not be less than the par value thereof;

2.9.	the transactions contemplated under the Documents comply with the requirements of the applicable rules of the Nasdaq Stock Market;

2.10.	that on the date of entering into the Documents to which is it a party, the Company is and after entering into the Documents to which it is a party, will be able to pay its liabilities as they become due;

2.11.	the validity and binding effect under the laws of the United States of America of the Registration Statement and that the Registration Statement will or have been duly filed with and declared effective by the Commission;

2.12.	the Company will have sufficient authorized capital to effect the issue of each of the Shares at the time of issuance pursuant to the Documents; and

2.13.	save for the Corporate Documents, there are no resolutions, agreements, documents or arrangements which materially affect, amend or vary the transactions contemplated by the Registration Statement.

3.	QUALIFICATIONS

3.1.	We express no opinion as to the enforceability of any provision of the Documents which provides for the payment of a specified rate of interest on the amount of a judgment after the date of judgment or which purports to fetter the statutory powers of the Company. In addition, any provision expressly or impliedly providing that certain statements, calculations and/or certificates are incorrect on their face or fraudulent will not necessarily prevent judicial enquiry into the merits of a claim of an aggrieved party.

3.2.	We express no opinion in respect of the enforceability of any provision in the Documents which purports to fetter the statutory powers of the Company.

3.3.	We express no opinion with respect to the issuance of Shares pursuant to any provision of the Plan that purports to obligate the Company to issue Shares following the commencement of a winding up or liquidation of the Company.

3.4.	We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands. This opinion is issued solely for your benefit and use in connection with the matter described herein and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

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4.	OPINION

On the basis of and subject to the foregoing, we are of the opinion that:

4.1.	The Company is duly incorporated and existing under the laws of the Cayman Islands and, based on the Certificate of Good Standing, is in good standing as at the Certificate Date. Pursuant to the Companies Act, a company is deemed to be in good standing if all fees and penalties under the Act have been paid and the Registrar of Companies has no knowledge that the company is in default under the Act.

4.2.	When issued and paid for in accordance with the Documents and recorded in the register of members of the Company, the Shares will be validly issued, fully-paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto. In giving this consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act, or the Rules and Regulations of the Commission promulgated thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Yours faithfully,

/s/ Conyers Dill & Pearman LLP

Conyers Dill & Pearman LLP

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